Exhibit 10.3

SETTLEMENT AGREEMENT AND RELEASE

This SETTLEMENT AGREEMENT AND RELEASE (this “Agreement”) is made and entered into between Avinash Avula (“Executive”) and Methode Electronics, Inc. (the “Company”) (Executive and the Company hereinafter being sometimes collectively referred to as the “Parties” and, individually, as a “Party”).

RECITALS

WHEREAS, disputes have arisen between Executive and the Company which are the subject of multiple claims asserted in: (1) a Complaint filed by Executive in The Superior Court of California San Mateo County, captioned Avinash Avula v. Methode Electronics, Inc., Case No. 24-CIV-05348 (“Lawsuit”); (2) a Demand for Arbitration filed by the Company with the American Arbitration Association (AAA) (“Demand”) and styled as Methode Electronics, Inc. v. Avinash Avula, AAA Case No. 01-24-0006-4787; and (3) a Motion to Compel Arbitration filed by the Company in the Circuit Court of Cook County, Illinois, captioned Methode Electronics, Inc. v. Avinash Avula, Case No. 2024CH09426 (“Motion”) (the Lawsuit, Demand, and Motion being sometimes collectively referred to herein as the “Proceedings”);

WHEREAS, the Company and Executive dispute the claims and allegations made in these Proceedings and deny any and all wrongdoing or liability whatsoever;

WHEREAS, in exchange for good and valuable consideration the receipt of which is hereby acknowledged, the Parties, by this Agreement, intend to settle, compromise and release, fully and completely, all existing and potential disputes, claims and controversies of any type or nature that may effectively be released under the law and which could be asserted relating to Executive’s relationship with the Company or otherwise, including without limitation the claims made in the Proceedings, with each of the Parties to bear his/its own costs and attorneys’ fees; and

NOW THEREFORE, for and in consideration of the representations, promises, covenants, agreements and acknowledgments made herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

COVENANTS

1.
Dismissal of Proceedings. As a condition of this Agreement, it is expressly understood and agreed by the Parties that all Proceedings between them shall be dismissed with prejudice and finality as to all claims, demands and causes of action between them. Such dismissals shall also reflect that each Party shall bear his/its own attorneys’ fees and costs. Counsel for Executive and the Company shall work cooperatively to execute and file all documents necessary as required by the Courts presiding over the Lawsuit and Motion and by AAA to achieve final dismissals, with prejudice, of the Proceedings. The execution and filing of such documents shall occur within five days of the Effective Date of this Agreement. The Parties agree that, except as expressly provided for in this Agreement, each Party shall bear his/its own respective costs and attorneys’ fees relating to the Proceedings and securing the final dismissals with prejudice described in this section.

2.
Settlement Payment. As the monetary consideration for the settlement and full release of all claims by Executive, the Company agrees that not later than fourteen (14) days following the Effective Date of this Agreement (as defined below), the Company shall effectuate a wire transfer to Executive in accordance with instructions to be provided by Executive’s counsel in the total amount of six-hundred-fifty-thousand-dollars-and-zero-cents ($650,000.00), for which a Form 1099 to Executive will issue. Executive will complete and submit to the Company an IRS Form W-9 as a condition of payment.
3.
Release of Claims by Executive.
(a)
General Release. In consideration of the benefits provided under this Agreement, Executive, for and on behalf of himself and each of his heirs, administrators, executors, personal representatives, beneficiaries, successors and assigns, fully and completely releases the Company and its respective current and former parents, subsidiaries, and affiliates, and each of their respective current and former shareholders, owners, directors, officers, employees, benefit plans, plan fiduciaries, professional employer organizations, managers, members, partners, agents, trustees, insurers, representatives, heirs, administrators, executors, personal representatives, beneficiaries, attorneys, transferees, predecessors, successors and assigns (collectively, the “Releasees”), collectively, separately, and severally, of and from any and all claims, demands, damages, causes of action, actions, debts, indebtedness, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen and unforeseen, known and unknown, accrued and unaccrued which Executive has had, now has, or may have against the Releasees (or any of them) from the beginning of time up until the time Executive signs this Agreement, with the exception of (i) any claims which cannot legally be waived by private agreement; (ii) any claims which may arise after the date Executive signs this Agreement; and (iii) any claims for breach of this Agreement. Subject to the limitations in the immediately preceding sentence, this general release of claims includes without limitation all claims arising under any federal, state or local law, statute, rule, regulation, order or ordinance, constitutional provision, public policy, common law or at equity, including without limitation all claims under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Civil Rights Act of 1866, the Civil Rights Act of 1871, Executive Order 11246, the Employee Retirement Income Security Act (with respect to unvested benefits), the Consolidated Omnibus Budget Reconciliation Act, the Americans with Disabilities Act, the Rehabilitation Act, the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Worker Adjustment and Retraining Notification Act, 31 U.S.C. § 3730(h), the National Labor Relations Act, the Illinois Human Rights Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Pregnancy Disability Leave Law, the California Labor Code, the Private Attorneys General Act, and the California Business & Professions Code, all as amended; all claims for breach of any express or implied contract; all claims for breach of any covenant of good faith and fair dealing; all claims for promissory estoppel or detrimental reliance; all claims for wages, bonuses, compensation, benefits, expenses, severance, penalties, liquidated damages, and interest; all tort claims (including without limitation claims for fraud, slander, libel, defamation, disparagement, assault, battery, false imprisonment, and emotional distress); all employment-related claims, including without limitation wrongful termination, constructive discharge, discrimination, harassment, retaliation; all claims threatened or that could have been threatened in the Lawsuit; all claims asserted in the Lawsuit; all claims for compensatory, general, specific, exemplary, or injunctive relief, specific performance, or punitive damages, or any other claim for damages, restitution, relief or injury of any kind whatsoever; and all claims for monetary recovery, including, without limitation, attorneys’ fees, expert fees, medical fees or expenses, costs and disbursements.
(b)
Notwithstanding anything herein to the contrary or the generality of the foregoing, the release of claims recited in this Section 3 does not extend to, but expressly excludes, claims to workers’ compensation benefits, to unemployment compensation benefits, or to any other rights or benefits that, as a matter of law, may not be waived or released, including but not limited to non-waivable rights that Executive may have under federal and/or any state’s law. Executive’s releases through this Agreement shall also not limit or restrict Executive’s right to file a charge, complaint or report with, to participate or to cooperate in any investigation or inquiry conducted by or to share in any recovery secured by any Government Agency (see Sections 7 and 10, below), except as provided in the next sentence with respect to any potential claim filed by the U.S. Equal Employment Opportunity Commission (“EEOC”). This Agreement does not prevent Executive from filing a charge, testifying, assisting, or cooperating with the EEOC, but Executive waives any right to any relief of any kind should the EEOC pursue any claim on his behalf. Notwithstanding any other provision of this Agreement, nothing in this Agreement limits Executive’s right to receive an award for information provided to the U.S. Securities and Exchange Commission (“SEC”).
(c)
Section 1542 Acknowledgement. Executive acknowledges that he has been advised of California Civil Code Section 1542, which reads as follows:

A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Executive agrees that he is waiving any and all rights he may have under California Civil Code Section 1542 with respect to the general release of claims in this Section 3. In connection with this waiver, Executive acknowledges that he may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which he may now know or believe to be true, with respect to the claims released pursuant to this Section 3. Nevertheless, Executive intends to and does by this Agreement release, fully, finally and forever, in the manner described in this Section 3, all such claims as provided therein. This Agreement shall constitute the full and absolute release of all claims and rights released in this Agreement, notwithstanding the discovery or existence of any additional or different claims or facts relating thereto.

(d)
Covenant Not to Sue. Except for an action brought to enforce this Agreement or as otherwise provided in Sections 3(a), 7, and 10, to the fullest extent permitted by law, Executive agrees to refrain from initiating or participating in any proceeding of any kind against any of the Releasees relating to matters released in this Agreement. As a condition of this settlement, it is expressly understood and agreed by the Parties that the Proceedings shall be dismissed, with prejudice, as to all named defendants, respondents, and all causes of action. The Parties agree that except as expressly provided for in this Agreement, each Party shall bear its own respective costs and attorneys’ fees relating to the Proceedings.

4.
Executive’s Release of ADEA Claims.

(a) ADEA Claims Released. Executive understands that the general release set forth in Section 3 above includes a release of any claims he may have, if any, against the Releasees under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”). Executive understands that his waiver of rights and claims under the ADEA does not extend to any ADEA rights or claims arising after the date he signs this Agreement and he is not prohibited from challenging the validity of this release and waiver of claims under the ADEA.

(b) Consideration Period. Executive acknowledges that he has been given a period of at least twenty-one (21) days from the date this Agreement was initially delivered to him to decide whether to sign this Agreement. If he decides to sign this Agreement before the expiration of the consideration period, which is solely his choice, he represents that his decision is knowing and voluntary. Executive agrees that any revisions made to this Agreement after it was initially delivered to him were either not material or were requested by Executive, and do not re-start the consideration period. Executive is hereby advised to consult with his counsel prior to signing this Agreement.

(c) Revocation Period; Effective Date. Executive understands that he may revoke this Agreement within seven (7) days after he has signed it (the “Revocation Period”). In the event he chooses to revoke this Agreement, Executive must notify the Company in writing in accordance with Section 4(d) below, in which case this Agreement shall have no force or effect. This Agreement will become effective on the date immediately following the expiration of the Revocation Period (the “Effective Date”).

(d) Revocation Notice to Company. Any revocation of this Agreement pursuant to the foregoing Section 4(c) must be received by the Company’s Counsel, Bilal Zaheer, at bilal.zaheer@lockelord.com, in accordance hereof on or before 5:00 p.m. Central Time before expiration of the Revocation Period stated in Section (4)(c).

5.
Company’s General Release of All Claims. The Company unqualifiedly waives, releases and discharges any and all claims against the Executive that it has, had, or may have through the date the Company executes this Agreement, whether known or unknown. Without limiting the generality of the foregoing, the Company specifically waives, releases and discharges all claims for or seeking from Executive the claw back, disgorgement, reimbursement or recovery of any benefits or compensation paid to Executive at any time, including without limitation the sums sought through the Demand. The Company’s waiver and release herein is intended to bar any form of legal claim, charge, complaint, arbitration, demand or any other form of action or proceeding against Executive seeking any form of relief including, without limitation, monetary damages, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, compensatory damages, punitive damages, attorneys’ fees and any other costs) against Executive, for any alleged action, inaction or circumstance which may arise or has arisen through the date the Company executes this Agreement. Notwithstanding anything herein to the contrary or the generality of the foregoing, the release of claims recited in this Section 5 does not extend to, but expressly excludes: (i) any rights or claims that, as a matter of law, may not be waived or released, including but not limited to non-waivable rights that the Company may have under federal and/or any state’s law; (ii) any claims which may arise after the date the Company signs this Agreement; and (iii) any claims for breach of this Agreement.
6.
Representations and Warranties.

The Parties represent and warrant that:

(a)
No litigation, charge or other proceeding other than the Proceedings have been filed or are pending by or between Executive and the Company or any of the other Releasees, nor have the Parties or any of the Releasees sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action released herein; and
(b)
Executive has been properly paid for all hours worked, and, subject to the Company making the Settlement Payment required by Section 2 hereof, the Executive shall have received all compensation due, including accrued and unused vacation / PTO, through and including his separation date.
7.
Non-disparagement. Executive shall not make any statement or take any action (or cause anyone else to make a statement or take any action) that impugns the reputation or disparages the Company, except for such statements as may be specifically allowed by this Agreement. The Company will ensure that the following individuals shall not make any statement or take any action (or cause anyone else to make a statement or take any action) that impugns the reputation or disparages Executive: its president and chief executive officer, its chief administrative officer, chief financial officer, chief human resources officer/SVP human resources, its general counsel, its vice president North America; and the members of its board of directors. The Company’s obligations with respect to any individual named in the preceding sentence cease upon the named individual ending his or her employment with the Company (or, in the case of board members, the ending of such board member’s appointment). Notwithstanding the foregoing, nothing in this Agreement shall apply to or restrict in any way the communication of any information by any Party or the individuals identified in this Section 7, in whatever form, to: (i) any person acting on behalf of a Government Agency conducting an investigation about which the Party or individual has relevant information; or (ii) any other person if required to do so by subpoena, court order or other legal process. Furthermore, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination, or any other conduct that Executive has reason to believe is unlawful. Furthermore, notwithstanding any other provision of this Agreement, Executive is not prohibited in any way from: (i) reporting possible violations of federal, state, or local law or regulations, including any possible securities law violations, to any Government Agencies, including but not limited to the U.S. Department of Justice, the SEC, the U.S. Congress, or any agency Inspector General; (ii) participating in any investigation or proceeding conducted by any federal, state, or local governmental agency or entity; (iii) making any other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulations; (iv) providing truthful testimony in response to a valid subpoena, court order, or regulatory request; (v) making disclosures permitted by California Civil Code § 1670.11, California Code of Civil Procedure § 1001, and California Government Code § 12964.5; or (vi) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the SEC and/or the Occupational Safety and Health Administration. Executive further acknowledges that he is not required to obtain any prior authorization of the Company or any other person to make any reports or disclosures described in the preceding sentence, and he is not required to notify the Company or any other person that such reports or disclosures have been made.
8.
Confidentiality. Executive shall not disclose or cause to be disclosed the existence, terms of or negotiations leading to this Agreement to any person or entity, other than Executive’s spouse, attorneys, or tax advisors and representatives of Government Agencies as defined herein or pursuant to subpoena or court order. The Company shall not disclose or cause to be disclosed the existence, terms of or negotiations leading to this Agreement to any person or entity other than the Company’s attorneys, tax advisors, auditors, board members and as otherwise appropriate to conduct its business and carry out the terms of this Agreement or as otherwise may be required by federal or state securities laws or other applicable law (including the public disclosure of this Agreement to comply with securities laws). Nothing in this Agreement prohibits the Company from sharing truthful information with any governmental, regulatory and/or administrative entity or agency; with any court or legislative body; or in response to any compulsory legal process. Without acknowledging that Executive retains knowledge of any such information, Executive nevertheless agrees that, to the extent he has knowledge of any information meeting the definition of “Confidential Information” as set forth in Section 8(a) of this Agreement, Executive shall not use or disclose such Confidential Information, except as expressly permitted by this Agreement or applicable law. Furthermore, except as otherwise provided in this Agreement, Executive also affirms that so long as he is aware of any material non-public information concerning the Company, he shall not, directly or indirectly (i) engage in any transactions in the Company’s securities, (ii) recommend the purchase or sale of Company securities, (iii) disclose material nonpublic information to any persons or entities, or (iv) assist anyone engaged in any of the foregoing activities. Executive affirms that he has returned all of the Company’s property, documents, and/or Confidential Information of the Company (as defined herein) in his possession or control, except as permitted by Section 10. Executive also affirms that he is in possession of all of his property that he had at the Company’s premises and that the Company is not in possession of any of Executive’s property.

(a) For purposes of this Agreement, the term “Confidential Information” means the Company’s trade secrets as defined under applicable law, as well as any other Company information or material that is not generally known to the public and which:

(i) is generated, collected by, or utilized in the operations of the Company’s business or relates to the actual or anticipated business products, research, or development of the Company or its customers or suppliers; or

(ii) is suggested by or results from any task assigned to Executive by the Company or work performed by Executive for or on behalf of the Company.

Confidential Information shall not be considered generally known to the public if Executive or others improperly reveal such information to the public without the Company’s express written consent and/or in violation of an obligation of confidentiality owed to the Company. Examples of Confidential Information include, but are not limited to, all customer, client, supplier and vendor lists, budget information, contents of any database, contracts, product designs, technical know-how, engineering data and/or drawings, specifications, pricing and cost information, performance standards, productivity standards, research and development work, software, business plans, proprietary data, projections, market research, strategic plans, marketing information, financial information (including financial statements), sales information, training manuals, employee lists and compensation of employees, and all other competitively sensitive information with respect to the Company, whether or not it is in tangible form, and including without limitation any of the foregoing contained or described on paper or in computer software or other storage devices, as the same may exist from time to time. Confidential Information does not include: (a) information about Executive’s own wages, hours, and other terms and conditions of employment; and (b) information regarding the wages, hours, and other terms and conditions of employment for other employees of the Company, except where Executive has access to such information only because of the nature of Executive’s job functions or where Executive’s job functions include safeguarding employee personnel information.

9.
Attorneys’ Fees and Costs. Each Party shall bear its or his own attorneys’ fees and costs in connection with the Proceedings, the negotiation, review and execution of this Agreement and the matters and documents referred to herein.
10.
Protected Rights. Subject to the provisions of Section 3, nothing contained in this Agreement limits Executive’s rights to file a charge, report or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency, authority or commission (collectively, “Government Agencies”), or prohibits Executive from providing truthful testimony in response to a lawfully-issued subpoena or court order. Further, this Agreement does not limit Executive’s rights to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.
11.
Notices. Any notice required to be sent to any of the Parties shall be sent to their respective Counsel.
(a)
Notice to Executive shall be sent to “Executive’s Counsel” as follows:

Nicholas Anaclerio

Vedder Price P.C.

222 N. La Salle Street

Chicago, Illinois 60601

Phone: (312) 609-7538

nanaclerio@vedderprice.com

(b)
Notice to the Company shall be sent to the “Company’s Counsel” as follows:

Bilal Zaheer

Locke Lord LLP

111 S. Wacker Drive, Suite 4100

Chicago, Illinois 60606

Phone: (312) 201-2875

Bilal.zaheer@lockelord.com

12.
Non-Admission of Liability. It is understood and agreed by the Parties that the execution of this Agreement and the performance of the conditions set forth herein do not constitute evidence of or any admission of liability, violation of an applicable law or wrongdoing of any kind or nature whatsoever on the part of any of the Parties or the Releasees, and that nothing in this Agreement may be construed as such by any person.
13.
Governing Law. This Agreement shall be governed by the internal laws (and not the law of conflicts) of the State of Delaware. Any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement, including with respect to its formation, applicability, breach, termination, invalidity or enforceability, shall be adjudicated solely and exclusively in the state or federal courts seated in the State of Delaware, the personal and subject matter jurisdiction of which for such purposes the Parties do hereby acknowledge and confirm.
14.
Entire Agreement and Severability. This Agreement constitutes the entire agreement between the Parties and supersedes all other agreements between them, including without limitation the offer letter, amendment to offer letter and the Proprietary Interests Protection Agreement (the “PIPA”) forming the alleged basis for, and/or which was referenced in, the Demand and/or Lawsuit. This Agreement may not be modified, altered or changed except by a written instrument signed by all Parties hereto. If any provision of this Agreement is held to be invalid, the remaining provisions will remain in full force and effect.
15.
Arm’s Length Negotiation. This Agreement has been mutually negotiated at arm’s length by the Parties’ counsel. If any dispute should arise regarding any of its terms, no Party shall be deemed to be the drafter of any provision of this Agreement for purposes of its construction against that Party or otherwise. In any action to enforce the terms of this Agreement, the prevailing Party shall be entitled to recover against the non-prevailing Party his/its costs and reasonable expenses of suit including court and filing fees and experts’ fees and costs and reasonable attorneys’ fees.

16.
Advice of Counsel. The Parties represent that they have been represented by independent legal counsel of their own choice throughout all of the negotiations which preceded the execution of this Agreement and that they have voluntarily executed this Agreement with the consent and upon the advice of such independent legal counsel, or that they have had the full opportunity to seek such consent and advice. Each Party acknowledges that they have read this Agreement and voluntarily assent to all the terms and conditions contained herein without any reservation whatsoever and that they have had, or have had the opportunity to have had, the same explained to them by their own counsel, who have answered any and all questions which have been asked of them, with regard to the meaning of any provision hereof.

17.
No Tax Advice. Executive has been advised by his Counsel that neither Executive’s Counsel, the Company nor the Company’s Counsel are providing any tax advice regarding the Settlement Payment. Executive understands and agrees that he is solely responsible for any tax liabilities, penalties, and/or consequences arising out of the Settlement Payment and that the Releasees shall bear no responsibility for any such liabilities, penalties, and/or consequences in connection with the Settlement Payment. Furthermore, Executive will defend, indemnify, and hold the Company free and harmless from and against any and all costs or liabilities arising out of any claim that the Company was obligated to withhold or pay taxes with respect to any portion of the Settlement Payment.
18.
Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the Party charged with such waiver or estoppel. The failure of either Party to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Party’s right to seek enforcement of such provision in the future.
19.
Assignment. Neither Party may assign this Agreement without the express, written consent of all Parties hereto.
20.
Headings and Captions. The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.
21.
Section 409A. Payments pursuant to this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code and accompanying regulations and other binding guidance promulgated thereunder (“Section 409A”), and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with or are subject to Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
22.
Good Faith Settlement. The Parties hereby stipulate and agree that the settlement memorialized in this Agreement is a good faith settlement between and among the Parties within the meaning of California Code of Civil Procedure Section 877.6.
23.
Counterparts. Separate copies of this document shall constitute original documents which may be signed separately but which together will constitute a single agreement.

The exchange of a fully-executed Agreement (in counterparts or otherwise) by electronic transmission shall be sufficient to bind the Parties to the terms and conditions of this Agreement. A copied, electronic (including without limitation PDF or DocuSign), facsimile or scanned signature shall be deemed to be an original.
24.
Integration. This Agreement constitutes a single, integrated, written contract expressing the entire agreement between the Parties regarding its subject matter, and the Parties further represent and warrant that they are not relying on any promises or representations which do not appear written herein. The Parties further understand and agree that this Agreement may be amended or modified only by a written agreement, signed by all of the Parties hereto.
25.
Undertaking. Should Executive be served with a subpoena to testify in any matter in which the Company is a party, Executive agrees, upon request, to confer with the Company and/or its attorneys, in advance of providing any such testimony, in the virtual presence of Executive’s personal counsel and through videoconferencing only, during reasonable hours and for reasonable periods of time not to exceed eight (8) hours per calendar year (exclusive of any time Executive spends testifying in a deposition or in any other legal proceeding) to provide truthful nonprivileged information regarding documents he authored in performing his job duties for the Company and facts personally known to him related to his employment with the Company (“Conferral Time”). The Company will reimburse Executive for reasonable and customary out-of-pocket expenses, if any, that he incurs related to this Undertaking consistent with the Company’s travel and expense reimbursement policies. Executive may retain personal counsel of his exclusive choice to represent him in preparation for and during Conferral Time, and, if the Company requests Conferral Time, the Company will reimburse Executive for all legal fees incurred by him during Conferral Time and in Executive’s preparation for Conferral Time, up to a total reimbursement of $20,000 for each eight (8) hours of Conferral Time (the $20,000 includes any legal fees incurred in preparation for the eight (8) hours of Conferral Time). The Company and its attorneys will schedule Conferral Time to minimize disruption to Executive’s other personal or professional commitments. Pursuant to Section 11 hereof, Executive shall provide the Company with written notice in the event he is served with a subpoena or court order by or on behalf of a private litigant in a civil suit calling for oral testimony or the production of documents relating to the Company as soon as is reasonably practicable following such service. This Undertaking and any obligation of Executive pursuant to it shall expire on the fifth (5th) anniversary of the Effective Date. For the avoidance of doubt, by agreeing to this Undertaking, Executive does not waive but expressly preserves any and all privileges or protections available to him under the law, including, but not limited to, the attorney-client privilege, the work product doctrine, right of privacy, and the protected rights set forth in Section 10 (collectively referred to as “Privileged Matter”). The Company and its counsel shall not ask Executive about nor seek to discover Privileged Matter from Executive and Executive shall not be obligated to disclose Privileged Matter as part of this Undertaking. Neither the Company or its counsel shall seek to discover from Executive or inquire of him regarding any communications by or between Executive and/or Executive’s counsel on the one hand and any Government Agency or the staff or personnel of any Government Agency on the other hand. Executive shall have no obligation to provide the Company with notice, whether pursuant to this Undertaking or otherwise, should Executive be served with a subpoena or court order calling for oral testimony or the production of documents relating to the Company by or on behalf of a Government Agency.

26.
Executive Acknowledgment. By signing below, Executive confirms he has been notified that he has a right to consult an attorney regarding this Agreement, and has had more than twenty-one (21) days to do so. He confirms that his decision to sign this Agreement is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the time period given him to review it, or by providing different terms to persons who agree to sign prior to the expiration of the time period given to review it. Executive agrees with and accepts the terms contained in this Agreement, and agrees to be bound by them.

[Signatures on following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Executive Methode Electronics, Inc.

/s/ Avinash Avula /s/ Kerry Vyverberg

Avinash Avula By_Kerry Vyverberg

[spell name]

Its __General Counsel

[title]

and fully-authorized agent

Dated: November 8, 2024 Dated: November 11, 2024